One Market, Spear Tower Suite 2400 San Francisco, CA 94105

April 9, 2009

To:           PG&E Corporation Institutional Investors

Re:           Say on Pay Shareholder Proposal

Dear Shareholder:

We are asking our shareholders to support management’s position and the recommendation of the PG&E Corporation Board of Directors to vote AGAINST the “Shareholder Say on Executive Pay” shareholder proposal that will be considered at this year’s annual meeting because (1) the Corporation already has adopted a say on pay policy, and (2) the shareholder proposal is overly restrictive in that it does not allow shareholders to consider the full range of information they need to provide meaningful feedback to the Corporation on executive compensation.

As you may know, PG&E Corporation recently adopted a policy providing shareholders with an advisory vote on executive compensation starting in 2010.  Our March 24, 2009 press release announcing this action is attached.  We value and look forward to our shareholders’ feedback on this critical issue.

As you weigh your vote on this shareholder proposal (Item No. 3 in our 2009 proxy statement), please consider the following:

●
Next year, we will begin asking for shareholder approval on PG&E Corporation’s overall pay-for-performance compensation policies and procedures, as described in the Compensation Disclosure and Analysis (CD&A) section of the proxy, as well as the compensation tables and the accompanying narrative.  The shareholder proposal would restrict shareholders’ comment to the Summary Compensation Table and the accompanying narrative; it specifically excludes consideration of the CD&A’s qualitative discussion of compensation philosophies and policies.  In our view, shareholders should be encouraged and entitled to evaluate executive compensation on a comprehensive basis.  As drafted, the shareholder proposal’s narrow parameters would result in a vote that would be of limited value to shareholders and management alike.

●
Since we have adopted say on pay, the objective of the shareholder proposal has already been achieved. Our say on pay vote will begin in the same year that is contemplated by the shareholder proposal, namely 2010.

●
PG&E Corporation has a track record of acting on shareholder majority-supported recommendations.  Our adoption of say on pay marks the fourth time in recent years that we have acted on a shareholder proposal that received a majority vote.

We believe that the dialogue on say on pay is now focused on how to design and implement the most effective approach to say on pay, i.e., how should say on pay management proposals be structured so that shareholders provide boards with the most effective feedback on executive compensation?  PG&E intends to be a leader in this area, as we are in many other aspects of corporate governance.  Our approach to say on pay, with its comprehensive focus, is one example of the way we are already doing so.

With this in mind, we look forward to your support for management’s recommendation with a vote AGAINST the say on pay shareholder proposal.

If you have any questions, please contact our Corporate Secretary’s office at either CorporateSecretary@pge-corp.com or 415-267-7070.

Sincerely,

PETER A. DARBEE

Peter A. Darbee
Chairman, Chief Executive Officer, and President
PG&E Corporation

Attachment

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Corporate Relations One Market, Spear Tower Suite 2400 San Francisco, CA 94105 1-800-743-6397

FOR IMMEDIATE RELEASE:
CONTACT: PG&E Corporation                                                                                                                                                      March 24, 2009

PG&E TO GIVE SHAREHOLDERS ADVISORY VOTE ON
EXECUTIVE PAY

(San Francisco) – PG&E Corporation (NYSE:PCG) today announced that, beginning in 2010, it will seek shareholders’ advisory vote on executive compensation each year at the company’s annual meeting. In addition, PG&E Corporation’s utility unit, Pacific Gas and Electric Company, has adopted the same policy. These advisory votes will be taken into consideration by the Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company as they set future executive compensation policies and levels.
“Extending an opportunity for shareholders to weigh in on our compensation policies and procedures is the right thing to do and will be a source of valuable input,” said Peter A. Darbee, PG&E Corporation Chairman, CEO and President. “PG&E’s compensation programs are designed to ensure that pay matches performance and to align the interests of executives and investors. Asking for shareholders’ input is good governance and an important way to hold ourselves accountable for meeting these goals. It’s also consistent with our vision to be the nation’s leading utility. ”
The Boards' decision to adopt the new policy came in response to a majority vote at PG&E Corporation’s 2008 annual meeting in favor of a shareholder proposal to establish a “say on pay” advisory vote. That proposal was supported by 52.7 percent of shareholders who voted on the measure.
As a result, next year PG&E Corporation and Pacific Gas and Electric Company will begin seeking shareholder approval of the companies’ overall pay-for-performance compensation policies and practices, as described in detail each year in the proxy statement. The companies will ask shareholders to review the “Compensation Discussion and Analysis” in the proxy statement, as well as the specific information reported in the compensation tables and related disclosures for listed officers.

The adoption of the “say on pay” policy in response to last year’s vote is the fourth time in recent years that PG&E Corporation acted on a shareholder proposal that received a majority vote. In 2006, the company adopted a shareholder recommendation to establish a policy restricting so-called “golden parachutes.” In 2004, the company adopted a shareholder recommendation to eliminate its shareholder rights plan as well as a shareholder recommendation to adopt a policy regarding future shareholder rights plans.
PG&E Corporation’s performance on corporate governance issues has earned strong ratings from key evaluators of corporate governance. PG&E recently received Corporate Governance Quotient scores from RiskMetrics Group/Institutional Shareholder Services (ISS) that were higher than those of 92.8 percent of the utility companies in the S&P 500 index and 86.7 percent of all S&P 500 companies. GovernanceMetrics International awarded PG&E an overall governance rating of 9.5 out of a possible 10.